EXLEY Previews Version 2.0, Announces Revolutionary New Features

MIAMI, FL – March 10, 2014 – EXLEY Media Inc. today previewed version 2.0 of its innovative, multi-channel publishing platform from QUINT Media Inc. (“QUINT”) (OTCQB: QUNI). The revolutionary update will be jam-packed with features intended to improve the user experience and transform the way consumers engage with online content.

“The enthusiastic feedback we’ve received from users and bloggers around the world is helping us elbow our way to the top and improve the EXLEY experience,” said Tino Dietrich, CEO of EXLEY Media. “EXLEY 2.0 is being engineered to allow anyone to share stories or anything else on their mind with lightning speed, as easily as they can Tweet or post a Facebook status update. The difference is that, like Whisper, we believe their EXLEY content can achieve unlimited global reach without relying on a pre-existing network of followers, friends or fans.”

EXLEY is poised to become a culture in and of itself with the release of version 2.0, changing the traditional hierarchy media model of our predecessors. The updates are designed to give creators the ability to release content to the world, with contextual organization making it easily discoverable. Unlike moderated comment sections, EXLEY plans to offer consumers the unfettered ability to respond and engage with content, with only an anti-hate policy in place to keep the community’s tone positive. These updates are engineered to make it easier for users to adopt and use EXLEY, thus laying the groundwork for accelerating growth, engagement and return visits.

Other highlights of EXLEY 2.0 include:

  Multi-vertical-based publishing platform.
  An easy-to-use content management area for contributors.
  Individual content performance analytics.
  Unique rewards system for content creators.
  Innovative advertising server tool.

“People are falling out of love with some of the older social media platforms. Their business models have changed, making it harder for users to find and engage with content that interests them, and audiences are limited to those in your list of contacts. Similarly, engaging with content in a controlled environment is becoming passé,” added Dietrich. “We have carefully analyzed EXLEY from a content and usability point of view. Combining this data with the opinions of influential bloggers, we are molding EXLEY to meet the insatiable demand for something new. In doing so, we are making it possible for people to raise their voice and become an influencer on what matters most to them.”

The EXLEY application is available via the iTunes App Store and Google Play. EXLEY is also available through any mobile browser on smartphones and tablets, and via desktop and laptops at www.GetExley.com.

About EXLEY Media Inc.

EXLEY Media Inc., a subsidiary of QUINT Media Inc., is the owner and operator of EXLEY (www.GetExley.com). EXLEY is a mobile application designed to fit the world’s largest newsroom in the palm of your hand. With it, anyone is enabled to become an influential social columnist or media giant by creating and sharing digital scoops. Audiences can easily discover and then consume this content in 30 seconds or less. Followers, friends and likes are deemphasized – instead, EXLEY is all about you, your interests and location.

About QUINT Media Inc.

QUINT Media Inc. (www.quintmediainc.com) is a digital media company founded to connect people with content relating to their passions, interests, and each other. Supported by proprietary technology and a team of international experts, QUINT is working to lead the digital content shift and monetize its traffic and user activity. QUINT is a publicly traded corporation quoted as QUNI.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, objectives, expectations or intentions regarding the future. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include those concerning EXLEY Media’s intent to improve user experience and transform the way consumers engage with online content, that users can share content as the engineers of Version 2.0 intend, that EXLEY content can achieve unlimited global reach as anticipated and that consumers will enjoy the unfettered ability to release content as planned. While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect current judgment regarding the direction of the business operations of QUINT, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. These statements are predictions and involve known and unknown risks, uncertainties and other factors, including the risk that QUINT cannot execute its business plan for lack of capital or other resources, as well as the risks described in the periodic disclosure documents filed on EDGAR by QUINT. Any of these risks could cause QUINT or its industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements in this press release. Except as required by applicable law, including the securities laws of the United States, QUINT does not intend to update any of the forward-looking statements to conform these statements to actual results.

Further Information

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